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                                                                    EXHIBIT 99.5

[SHAW LOGO]

                                PRESS RELEASE FOR
                              TRADE/BUSINESS MEDIA

                  FOR:     SHAW INDUSTRIES, INC.
                           DALTON, GA 30722-2128

                  FROM:    SHAW INDUSTRIES, INC.
                           P.O. DRAWER 2128
                           DALTON, GA 30722-2128
                           TELEPHONE (706) 275-3126
                           FAX (706) 275-3735
                           CONTACT: JULIUS SHAW

                              FOR IMMEDIATE RELEASE

SHAW INDUSTRIES BOARD APPROVES
ACQUISITION BY BERKSHIRE HATHAWAY
AND DECLARES REGULAR QUARTERLY DIVIDEND

DALTON, GEORGIA, October 20, 2000 - Shaw Industries, Inc. (NYSE: SHX) announced that, at a special meeting of its Board of Directors, yesterday, the Board approved the proposed acquisition of Shaw Industries by an investor group led by Berkshire Hathaway Inc. (NYSE: BRKA, BRKB). Following approval by its Board of Directors, Shaw Industries, Inc. entered into a merger agreement with Berkshire Hathaway and a newly-formed corporation which will be owned by this investor group. Under the terms of the merger agreement, upon approval by the shareholders of Shaw Industries, and satisfaction of certain regulatory approvals, this corporation will be merged into and with Shaw Industries, with Shaw Industries being the surviving corporation in the merger. As a result of the merger, shareholders of Shaw Industries will receive $19.00 in cash for each share


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of common stock that they own at the time of the merger and Shaw Industries will become wholly owned by members of the investor group.

After review and negotiation of certain of the terms of the merger and receipt of an opinion from the Special Committee's independent financial advisor, Merrill Lynch & Co., that the $19.00 per share consideration to be received by shareholders of Shaw Industries is fair, from a financial point of view, and after conducting an extensive market check, the Special Committee, consisting of four independent members of Shaw Industries Board of Directors, recommended to the Board its approval of the proposed merger.

Included among the investor group, in addition to Berkshire Hathaway, are Robert
E. Shaw, Chairman and Chief Executive Officer of Shaw Industries, members of his immediate family and a family partnership; Julian D. Saul, President and a Director of Shaw Industries, through family trusts of Mr. Saul and his wife; W. Norris Little, a Director of Shaw Industries, through his family partnership; William C. Lusk, a Director of Shaw Industries; and eight other members of management of Shaw Industries.

Immediately prior to the completion of the merger, members of the investor group, other than Berkshire Hathaway, will contribute to the newly-formed corporation, a total of 15,802,638 shares of Shaw Industries common stock, or approximately 12.7% of the outstanding shares. Berkshire Hathaway, which will own the remainder, will have contributed cash and shares of Shaw valued at approximately $2 billion.

All outstanding stock options will become fully vested at the time of the merger, and the holders of options outstanding at the time of the merger will be paid in cash for the difference between $19.00 and the exercise price per share for each share subject to an outstanding option.

The Board fixed November 10, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting of shareholders called to consider and vote upon the merger and the merger agreement. Shareholders holding an aggregate of 30,293,645 shares of Shaw Industries common stock, or 24.4% of the outstanding shares, entered into a voting agreement with Berkshire Hathaway under the terms of which they gave a proxy to Berkshire Hathaway to vote such shares on their


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behalf. Berkshire Hathaway has agreed to vote the portion of these shares which are also being contributed to the new corporation by members of the investor group (approximately 10.8% of the outstanding shares) in the same proportion as all of the other shares voting on the merger and the merger agreement.

The date for the special meeting of shareholders to consider and vote upon the merger and the merger agreement will be fixed by the Executive Committee of the Board of Shaw Industries. The special meeting will be held as soon as practicable after mailing of proxy materials to shareholders of record with respect to the special meeting.

The Board also declared a regular cash dividend of $.05 per share of Shaw common stock, payable on November 27, 2000, to shareholders of record on November 10, 2000.

Safe Harbor Statement: Except for historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and are subject to the safe harbor provisions of that Act. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, and assumptions concerning the Company's future operations and performance, could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate.

Shaw Industries, Inc. (www.shawinc.com) is the world's largest manufacturer of tufted broadloom carpet. Headquartered in Dalton, Georgia, Shaw sells carpeting and rugs for residential and commercial applications throughout the United States and exports to most markets worldwide. Shaw markets its residential products under such brand names and trademarks as Cabin Crafts, Couture by Sutton, Cumberland, Expressive Designs, Home Foundations, Philadelphia, Queen, ShawMark, Sutton, TrustMark, Evans & Black, Salem, Tuftex, and Shaw Rugs. Shaw markets its commercial products under the names Shaw Contract, Designweave, Patcraft, and Queen Commercial. Through its network of commercial dealers known as Shaw Contract Flooring Services, Shaw also sells commercial flooring products directly and provides installation and


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project management services. Shaw also offers laminate flooring through the
Decades brand and ceramic tile through Shaw Ceramics, and hardwood flooring through Shaw Hardwoods.

Berkshire Hathaway is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries.


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